Exhibit 10.11

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (the “Agreement”), made this 11th day of December, 2009 (the “Effective Date”), is entered into by AVEO Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 75 Sidney Street, 4th Floor, Cambridge, MA 02139 (the “Company”), and Elan Z. Ezickson, residing at 887 West Roxbury Parkway, Chestnut Hill, MA 02467 (the “Employee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Employee and the Employee’s continued efforts to maximize the Company’s value.

NOW, THEREFORE, as an inducement for and in consideration of the Employee remaining in its employ and as consideration for the Employee’s agreement to enter into and be bound by the provisions of Section 4 hereof, the Company agrees that the Employee shall receive the severance benefits set forth in this Agreement in the event the Employee’s employment with the Company is terminated under the circumstances described below.

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Cause” means conduct involving one or more of the following: (i) the conviction of the Employee of, or, plea of guilty or nolo contendere to, any crime involving dishonesty or any felony; (ii) the willful misconduct by the Employee resulting in material harm to the Company; (iii) fraud, embezzlement, theft or dishonesty by the Employee against the Company resulting in material harm to the Company; (iv) the repeated and continuing failure of the Employee to follow the proper and lawful directions of the Company’s Chief Executive Officer or the Board after a written demand is delivered to the Employee that specifically identifies the manner in which the Chief Executive Officer or the Board believes that the Employee has failed to follow such instructions; (v) the Employee’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance; (vi) material violation of the Company’s code of conduct by the Employee that causes harm to the Company; or (vii) the Employee’s material breach of any term of the Agreement, or any other applicable confidentiality and/or non-competition agreements with the Company.

1.2 “Good Reason” means the occurrence, without the Employee’s written consent, of any of the following events: (A) any requirement by the Company that the Employee perform his principal duties at a location that is outside a radius of fifty (50) miles from the Company’s Cambridge, Massachusetts location, (B) any material diminution in the Employee’s duties, responsibilities or authority, or (C) a material reduction in the Employee’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his or her level), provided, however, that Good Reason can only occur if (i) the Employee has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (ii) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no more than one hundred eighty (180) days after the initial occurrence of the condition giving rise to Good Reason.

1.3 “Disability” means (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; provided that in each case, the Employee’s physical or mental impairment shall be determined by an independent qualified physician mutually acceptable to the Company and the Employee (or his personal representative) or, if the Company and the Employee (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by the Employee (or his personal representative) and one designated by the two physicians so designated.

2. Termination Without Cause or for Good Reason.

2.1 Other than as set forth in Section 3 below, if, at any time, the Employee’s employment with the Company is terminated by the Company without Cause or due to the Employee’s Disability, or by the Employee for Good Reason, then the Company shall:

(a) continue to pay the Employee his base salary in effect on the date of termination, to be paid in accordance with the Company’s customary payroll practices as are established or modified from time to time, until the earlier of (x) the date twelve (12) months following the date of termination, or (y) the date on which the Employee commences employment or a consulting relationship with substantially equivalent compensation;

(b) within thirty (30) days following the execution and non-revocation of the Release (as defined below), pay the Employee’s target bonus on the date of termination multiplied by a fraction, the numerator of which shall equal the number of days the Employee was employed by the Company during the Company fiscal year in which the termination occurs and the denominator of which shall equal 365;

(c) pay to the Employee (i) on the date of termination, any base salary earned but not paid and any vacation accrued but not used through the date of termination, and (ii) within thirty (30) days after the date of termination, any reimbursable business expenses incurred by the Employee through the date of termination pursuant to any expense reimbursement policies of the Company then in effect; and

(d) to the extent the Employee and any qualified beneficiary with respect to such Employee elects continuation of health benefit coverage under Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”), and continues to be eligible for such benefits, the Company shall provide payments to the Employee for such benefits equal to the amount contributed for active employees with similar benefits and similar participating beneficiaries until the earlier of (x) twelve (12) months (or as long as such eligibility for the Employee and each qualified beneficiary continues) from the date such benefits would otherwise end under the applicable plan terms or (y) the date the Employee becomes eligible for group health coverage through another employer.

2.2 The payments and benefits to the Employee under this Section 2 shall (i) be contingent upon the execution and non-revocation by the Employee of a release of claims (the “Release) in favor of the Company within sixty (60) days following the date of termination (the “Release Period”), in a form that will be provided by the Company and substantially identical to the form attached to this Plan as Exhibit A (except for such modifications as the Company may make in its sole discretion to reflect changes in law or the circumstances of the termination); provided that if the Release does not become effective during the Release Period, the payments and benefits described in Sections 2.1(a) and 2.1(d) of this Agreement that commenced following the date of termination shall cease following the Release Period and (ii) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth in this Section 2.

2.3 Notwithstanding anything herein to the contrary, all benefits under this Section 2 shall terminate immediately if the Employee, at any time, violates any proprietary information, assignment of inventions agreement, confidentiality, non-competition or non-solicitation obligation to the Company, or any other continuing obligation to the Company.

3. Termination upon a Change in Control.

If the Employee is an “Eligible Employee” as defined in the Key Employee Change in Control Severance Plan adopted by the Company in December 2007, as amended on November 25, 2009 (the current terms of which are attached hereto as Exhibit B) (the “Change in Control Plan”) at the time of a Change in Control, as defined in said Change in Control Plan, then any termination of the Employee’s employment following such Change in Control shall be governed by the terms of the Change in Control Plan and no benefits shall be provided under the terms of this Agreement.

4. Non-Competition and Non-Solicitation.

4.1 Restricted Activities. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a) directly engage in the development or commercialization of a Competitive Product for another business or enterprise. For purposes of this provision, a “Competitive Product” means any development candidate or product which binds to, and/or inhibits or modulates, as its primary mechanism of action, the activity of the vascular endothelial growth factor or hepatocyte growth factor;

(b) directly or indirectly either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Employee to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire as an employee or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment, hire as an employee or engage as an independent contractor, any person who was employed or engaged by the Company at the time of the termination or cessation of the Employee’s employment with the Company or within six months preceding such termination or cessation; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six months or longer; or

(c) directly or indirectly make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the Company’s business, or engage in any conduct which could reasonably be expected to harm professionally or personally the Company’s business or reputation (including its officers, directors, employees and consultants); provided that these obligations in Section 4.1(c) will not prevent the Employee from engaging in ordinary business competition with the Company after the provisions of Section 4.1(a) have expired, providing truthful information to any regulatory agency or providing truthful testimony in any litigation involving the Company or its officers, directors, employees and consultants.

If the Employee violates or breaches any of the provisions of this Section 4.1, then the provisions of this Section 4 shall be applicable to the Employee until a period of one year has expired without any violation or breach of such provisions.

Notwithstanding anything in this Agreement to the contrary, the restrictions set forth in Section 4.1(a) shall not apply following the Employee’s termination of employment by either the Company or the Employee for any reason (other than a termination for Cause) in the event the Employee agrees in writing, within 10 days following the date of his termination of employment, to forfeit any payments and benefits, if any, to which he would otherwise be entitled pursuant to Sections 2 or 3 of this Agreement.

4.2 Interpretation. If any restriction set forth in Section 4.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.3 Proprietary Inventions/Confidentiality. The Employee hereby acknowledges and reaffirms his obligations under that certain Invention and Non-Disclosure Agreement executed on or about April 28, 2003 by the Employee, which remains in full force and effect (the “Confidentiality Agreement”).

4.4 Equitable Remedies. The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 4 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 4 and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

4.5 If the Employee violates the provisions of this Section 4, the Employee shall continue to be bound by the restrictions set forth in this Section 4 until a period of one year has expired without any violation of such provisions.

5. Taxes.

5.1 The payments set forth in Sections 2 and 3 above shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company determines are reasonably required pursuant to any applicable law or regulation. Neither the Employee nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under Sections 2 and 3 of this Agreement.

5.2 Subject to this Section 5.2, payments or benefits under this Agreement shall begin only upon the date of a “separation from service” of the Employee (determined as set forth below) which occurs on or after the termination of the Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

(a) It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement;

(c) If, as of the date of the “separation from service” of the Employee from the Company, the Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(x) Each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(y) Each installment of the payments and benefits due under this Agreement that is not described in Section 5(c)(x) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Employee of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the separation from service occurs.

(d) The determination of whether and when a separation from service of the Employee from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 5(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

6. Other Employment Termination. If the Employee’s employment terminates for any reason other than as described in Sections 2 and 3, the Employee shall only receive any compensation owed to such Employee as of the termination date and any other post-termination benefits which the Employee is eligible to receive under any plan or program of the Company.

7. Successors.

7.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by such successors or assigns without the necessity that this Agreement be re-signed at the time of such assignment. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

7.2 Successor to Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee or the Employee’s family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

8. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 75 Sidney Street, 4th Floor, Cambridge, MA 02139, ATTN: Tuan Ha-Ngoc, President and Chief Executive Officer, and to the Employee at the Employee’s address indicated in the introduction to this Agreement (or to such other address as either the Company or the Employee may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

9. Miscellaneous.

9.1 Employment by Subsidiary. For purposes of this Agreement, the Employee’s employment with the Company shall not be deemed to have terminated solely as a result of the Employee continuing to be employed by a wholly-owned subsidiary of the Company.

9.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

9.4 Waiver of Right to Jury Trial. Both the Company and the Employee expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the matters covered by this Agreement.

9.5 Waivers. No waiver by the Employee at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

9.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

9.7 Entire Agreement. Except to the extent provided herein and in Section 4.3, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, other than the Change in Control Plan as applicable to the Employee and to the extent limited in Section 9.9. Notwithstanding the foregoing or anything else herein to the contrary, the terms and conditions of that certain employment offer letter dated April 4, 2003 by and between the Company and the Employee shall continue in full force and effect and is hereby ratified and confirmed.

9.8 Not an Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee and that this Agreement does not prevent the Employee from terminating employment at any time.

9.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee, and, notwithstanding the provisions of the Change in Control Plan, the language of such Change in Control Plan may not be amended as it applies to the Employee except to the extent subject to a written instrument executed by both parties.

9.10 Employee’s Acknowledgements. The Employee acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; and (c) understands the terms and consequences of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

AVEO Pharmaceuticals, Inc.		EMPLOYEE

By:	/s/ Tuan Ha-Ngoc	/s/ Elan Z. Ezickson

Title:	President and CEO	Elan Z. Ezickson

EXHIBIT A

RELEASE

Reference is hereby made to that certain Severance and Change in Control Agreement by and between AVEO Pharmaceuticals, Inc. (the “Company”) and the undersigned dated December 11, 2009 (the “Agreement”).

In order to receive the benefits as set forth in the Agreement, I acknowledge that I must enter into this Release and have it become binding upon me.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, predecessor, successors, assigns and affiliates as well as its and their representatives, agents, insurers and reinsurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), past, present and future (hereafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties, including, but not limited to, those claims arising out of my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding);

provided, further, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company’s director and officer liability policy, if any.

I understand and agree that, as a condition for payment to me of the sums set forth in the Agreement, I shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entity or in any litigation or arbitration.

I further acknowledge my continuing obligations pursuant to Section 4 of the Agreement, and any other proprietary information, assignment of inventions, confidentiality, non-competition, or non-solicitation agreements between the Company and me, all of which remain in full force and effect.

In addition, I confirm that I have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including but not limited to, those that I developed or helped develop during my employment. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have been given more than twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by notifying the Company; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me, provided I have not timely revoked.

Elan Z. Ezickson

Signature:

Date:

EXHIBIT B

AVEO PHARMACEUTICALS, INC.

KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE BENEFITS PLAN

SECTION 1. INTRODUCTION

The Key Employee Change in Control Severance Benefits Plan (the “Plan”) is designed to provide separation pay and benefits to certain eligible employees of AVEO Pharmaceuticals, Inc. (“the “Company”) whose employment is involuntarily terminated without cause or voluntarily terminated for good reason as set forth in this Plan.

SECTION 2. DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “BASE SALARY” means the annual base salary for an Eligible Employee as in effect on the Change in Control Date, or as increased thereafter.

(b) “BOARD” means the Board of Directors of the Company.

(c) “CAUSE” means conduct involving one or more of the following: (i) the conviction of the Eligible Employee of, or, plea of guilty or nolo contendere to, any crime involving dishonesty or any felony; (ii) the willful misconduct by the Eligible Employee resulting in material harm to the Company; (iii) fraud, embezzlement, theft or dishonesty by the Eligible Employee against the Company resulting in material harm to the Company; (iv) the repeated and continuing failure of the Eligible Employee to follow the proper and lawful directions of the Company’s Chief Executive Officer or the Board after a written demand is delivered to the Eligible Employee that specifically identifies the manner in which the Chief Executive Officer or the Board believes that the Employee has failed to follow such instructions; (v) the Eligible Employee’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance; (vi) material violation of the Company’s code of conduct by the Eligible Employee that causes harm to the Company; or (vii) violation of any applicable written proprietary information, confidentiality, non-competition and/or non-solicitation agreements with the Company.

(d) “CHANGE IN CONTROL” means the occurrence of any of the events set forth in subsections (A) or (B) below, provided that such event(s) constitute (i) a change in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (iii) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)):

(A) when a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, a amended) acquires beneficial ownership of the Company’s capital stock equal to 50% or more of either: (X) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (Y) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) provided, however, that for purposes of this subsection (A), the following acquisitions of securities shall not constitute a Change in Control: (1) any acquisition of securities directly from the Company (excluding an acquisition of securities pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company) or (2) any acquisition of securities by the Company; or

(B) upon the consummation by the Company of a reorganization, merger, consolidation, statutory share exchange or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), provided that, in each case, the persons who were the Company’s beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(C) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the effective date of this Plan, or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

(e) “CHANGE IN CONTROL DATE” means the first date on which a Change in Control occurs.

(f) “DISABILITY” means (i) the Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the Eligible Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; provided that in each case, the Eligible Employee’s physical or mental impairment shall be determined by an independent qualified physician mutually acceptable to the Company and the Eligible Employee (or his personal representative) or, if the Company and the Eligible Employee (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by the Eligible Employee (or his personal representative) and one designated by the two physicians so designated.

(g) “INVOLUNTARY TERMINATION WITHOUT CAUSE” means an Eligible Employee’s dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than Cause. The termination of employment will not be deemed to be an “Involuntary Termination Without Cause” if such termination occurs as a result of the Eligible Employee’s voluntary resignation without Good Reason, death or Disability.

(i) “MANAGEMENT TEAM” shall include any executive officer, senior vice-president and vice-president of the Company and other employees of the Company nominated by the Chief Executive Officer and ratified by the Compensation Committee.

(j) “QUALIFYING TERMINATION” means that an Eligible Employee’s employment terminates due to an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason, in either case, within eighteen (18) months following a Change in Control Date.

(k) “SECTION 16 OFFICER” means an executive officer of the Company, other than the Chief Executive Officer, Chief Financial Officer, Chief Business Officer and Chief Medical Officer, who is considered to an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended and “executive Officer” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

(l) “VOLUNTARY TERMINATION FOR GOOD REASON” means any action by the Company without the Eligible Employee’s prior consent which results in he or she voluntarily terminating his or her employment with the Company (or, if applicable, with any successor entity) after any of the following are undertaken by the Company (or, if applicable, by any successor entity) without such Eligible Employee’s express consent, provided, however, that a termination for Good Reason can only occur if (i) the Eligible Employee has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (ii) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no more than one hundred eighty (180) days after the initial occurrence of the condition giving rise to Good Reason: (A) any requirement by the Company that the Eligible Employee perform his or her principal duties outside a radius of 50 miles from the Company’s Cambridge, Massachusetts location, (B) any material diminution in the Eligible duties, responsibilities or authority; or (C) a material reduction in the Eligible Employee’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his or her level).

SECTION 3. ELIGIBILITY AND PARTICIPATION

An individual is deemed an “Eligible Employee” and, therefore, eligible to participate in the Plan if he or she is a member of the Company’s Management Team at the time of such individual’s termination of employment with the Company, and such employment terminates due to an event which constitutes a Qualifying Termination.

SECTION 4. BENEFITS

Eligible Employees are eligible to receive the following benefits on the following conditions:

(a) SALARY AND BONUS PAYOUT. Commencing in the first month following the month of a Qualifying Termination and the Release set forth in Section (f) below becoming binding on the Eligible Employee, Eligible Employee will be paid in periodic installments consistent with the Company’s payroll procedures as then in effect and continuing for a number of months equal to the product of the Eligible Employee’s “Severance Multiple” (as set forth below) times twelve (12), a total sum equal to: (i) Severance Multiple times the Eligible Employee’s Base Salary; (ii) the Eligible Employee’s Severance Multiple times his/her target bonus on the date of the Qualifying Termination; and (iii) the Eligible Employee’s target bonus on the date of termination multiplied by a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Company during the Company fiscal year in which the termination occurs and the denominator of which shall equal 365.

Severance Multiple shall be based on the following:

Chief Executive Officer	—	1.5

Chief Financial Officer, Chief Business Officer, Chief Medical Officer, Section 16 Officer, and any other Eligible Employee nominated by the CEO and ratified by the Compensation Committee	—	1.0

Senior Vice Presidents, Vice Presidents and other Eligible Employees nominated by CEO and ratified by Compensation Committee, other than those considered Section 16 Officers	—	0.5

(b) HEALTH BENEFITS. Provided the Eligible Employee timely elects continued coverage under federal COBRA law, the Company shall pay, on the Eligible Employee’s behalf, the portion of premiums for the type of group health insurance coverage, including coverage for his or her eligible dependents, that the Company paid prior to his or her termination of employment for a period following his or her Qualifying Termination based on the Eligible Employee’s level as follows:

Chief Executive Officer	—	18 months

Chief Financial Officer, Chief Business Officer, Chief Medical Officer, Section 16 Officer, and any other Eligible Employee nominated by the CEO and ratified by the Compensation Committee	—	12 months

Senior Vice Presidents, Vice Presidents and other Eligible Employees nominated by CEO and ratified by Compensation Committee, other than those considered Section 16 Officers	—	6 months

provided, however, that the Company will pay such premiums for the Eligible Employee and his/her eligible dependents only for coverage for which such individual and those dependents were enrolled immediately prior to the Qualifying Termination. The Eligible Employee shall continue to be required to pay that portion of the premium of such group health insurance coverage, including coverage for his/her eligible dependents that he/she had been required to pay as an active employee immediately prior to the Qualifying Termination of employment (subject to change). For the balance of the period that an Eligible Employee is eligible to receive coverage under federal COBRA law, the Eligible Employee shall be eligible to maintain coverage for himself/herself and his/her eligible dependents at the Eligible Employee’s own expense in accordance with applicable law.

(c) EQUITY ACCELERATION. In addition to any other rights that Eligible Employees may have with respect to the acceleration of the vesting of any stock options or restricted stock awards (“Awards”) granted to such Eligible Employees pursuant to the Company’s 2002 Stock Incentive Plan, as amended (the “2002 Stock Incentive Plan”), or any successor plan, including without limitation those certain change in control related acceleration rights (upon a termination without cause) approved by the Board on December 11, 2007, and notwithstanding any provision to the contrary contained in the 2002 Stock Incentive Plan, the instrument evidencing any Award or any other agreement between an Eligible Employee and the Company, each such Award shall be immediately exercisable in full and/or free of all restrictions on repurchase, as the case may be, if the Eligible Employee’s employment with the Company or the acquiring or succeeding corporation is terminated as a result of a Qualifying Termination.

(d) EARNED BUT UNPAID BENEFITS. As of the Qualifying Termination date an Eligible Employee will also be eligible to receive any earned but unpaid benefits including salary earned but unpaid, the annual bonus for the most recently completed financial year and payment for unused accrued vacation.

(e) RELEASE. To receive benefits under this Plan, an Eligible Employee must execute after the Qualifying Termination a release of claims in favor of the Company within thirty (30) days following the Eligible Employee’s date of termination, in the form attached to this Plan as Exhibit A and such release must become effective in accordance with its terms (the “Release”). Notwithstanding the foregoing, if the 30th day following the Eligible Employee’s date of termination occurs in the calendar year following the Eligible Employee’s termination, then the payments and benefits will commence no earlier than January 1 of such subsequent calendar year.

(f) TERMINATION OF BENEFITS. Benefits under this Plan shall terminate immediately if an Eligible Employee, at any time, violates any proprietary information, confidentiality, non-competition or non-solicitation obligation to the Company, or any other continuing obligation to the Company.

(g) NON-DUPLICATION OF BENEFITS. Eligible Employees are not eligible to receive benefits under this Plan more than one time and are not eligible to receive benefits under any other Company change in control severance plan, arrangement or agreement.

(h) TAX WITHHOLDING. Any payments that an Eligible Employee receives under this Plan shall be subject to all required tax withholding.

(i) DISTRIBUTIONS. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Eligible Employee under this Section 4:

(A) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Eligible Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4; and

(C) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(x) Each installment of the payments and benefits due under Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Eligible Employee’s tax year in which the Eligible Employee’s separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the Eligible Employee’s separation from service occurs; and

(y) Each installment of the payments and benefits due under Section 4 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Eligible Employee of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Eligible Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Eligible Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(v) (relating to reimbursements and certain other separation payments). Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment. Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Eligible Employee following the taxable year of the Eligible Employee in which the separation from service occurs.

SECTION 5. OTHER TERMINATIONS

An otherwise Eligible Employee shall NOT be eligible to receive benefits under this Plan if (i) the Eligible Employee’s employment terminates due to death, Disability or any other reason other than a Qualifying Termination; or (ii) an Eligible Employee’s employment is terminated within thirty (30) days of his or her refusal to accept an offer of comparable employment by any successor to the Company (provided that “comparable employment” shall mean employment at a business office the location of which is not violative of Section 2(g)(i), with duties and responsibilities not violative of Section 2(g)(ii) and with a reduction in such Eligible Employee’s base salary not violative of 2(g)(iii)).

SECTION 6. CLAIMS PROCEDURE

Ordinarily, severance benefits will be paid to an Eligible Employee without to having to file a claim or take any action other than signing the Release as provided in Section 4(f) of this Plan and, where applicable, not revoking the Release during the applicable revocation period. If an Eligible Employee believes that he or she is entitled to severance benefits under the Plan that are not being paid, he or she may submit a written claim for payment to the Company. Any claim for benefits shall be in writing, addressed to the Company and must be sufficient to notify the Company of the benefit claimed. If such claim is denied, the Company shall within a reasonable period of time provide a written notice of denial. The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary. Eligible Employees may request in writing a review of a claim denied by the Company and may review pertinent documents and submit issues and comments in writing to the Company. The Company shall provide a written decision upon such request for review of a denied claim. The decision of the Company upon such review shall be final.

SECTION 7. MISCELLANEOUS

The Company reserves the right to amend or terminate this Plan at any time; provided however, that this Plan may not be amended or terminated following the Change in Control Date; and further provided that Section 4(c) of this Plan shall not be amended without the Eligible Employee’s consent unless the Board determines that the amendment, taking into account any other related action, would not materially adversely affect the Eligible Employee. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan. The Plan shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts. The Eligible Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of the Plan, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with the Plan or the subject matter hereof.

EXHIBIT A

RELEASE

Certain capitalized terms used in this Release are defined in the Key Employee Change in Control Severance Plan (the “Plan”) which I have reviewed.

In order to receive the benefits as set forth in the Plan, I acknowledge that I must enter into this Release and have it become binding upon me.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, predecessor, successors, assigns and affiliates as well as its and their representatives, agents, insurers and reinsurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), past, present and future (hereafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties, including, but not limited to, those claims arising out of my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); provided, further, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company’s director and officer liability policy, if any.

I understand and agree that, as a condition for payment to me of the Plan benefits, I shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entity or in any litigation or arbitration.

I confirm that I have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including but not limited to, those that I developed or helped develop during my employment. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have been given more than twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release by notifying the Company; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me, provided I have not timely revoked.

Elan Z. Ezickson

Signature:

Date: